As filed with the Securities and Exchange Commission on May 25, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

ARTHUR J. GALLAGHER & CO.

(Exact name of registrant as specified in its charter)

Delaware	36-2151613
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

The Gallagher Centre Two Pierce Place Itasca, Illinois	60143-3141
(Address of Principal Executive Offices)	(Zip Code)

Arthur J. Gallagher & Co. 2011 Long-Term Incentive Plan

(Full title of the plan)

Walter D. Bay, Esq.

Vice President, General Counsel and Secretary

Arthur J. Gallagher & Co.

The Gallagher Centre

Two Pierce Place

Itasca, Illinois 60143-3141

(Name and address of agent for service)

(630) 773-3800

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1) (2)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $1.00 par value per share	6,644,252 shares	$28.18(3)	$187,235,021(3)	$21,738

(1)

If, as a result of stock splits, stock dividends, recapitalizations or other similar transactions effected without the receipt of consideration, there is an increase in the number of outstanding shares of Common Stock issuable under the Arthur J. Gallagher & Co. 2011 Long-Term Incentive Plan (the “Plan”), the provisions of Rule 416(a) under the Securities Act of 1933, as amended, shall apply and this Registration Statement shall be deemed to cover the additional securities resulting from such stock split, stock dividend, recapitalization or other similar transaction.

(2)

Represents (i) 5,500,000 shares reserved for future issuance under the Plan; (ii) 680,315 remaining shares available for issuance under the Arthur J. Gallagher 2009 Long-Term Incentive Plan (the “Prior Plan”) at the time the Plan was approved by stockholders; and (iii) 463,937 shares subject to outstanding equity awards under the Prior Plan, which the Registrant reasonably estimates may become available for future grant under the Plan as a result of the expiration, termination, cancellation, forfeiture or settlement in cash of such awards under the Prior Plan.

(3)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, based on the average of the high and low per share prices of the Registrant’s Common Stock reported on the New York Stock Exchange on May 24, 2011.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by Arthur J. Gallagher & Co. relating to 6,644,252 shares of Common Stock, par value $1.00 per share, to be offered and sold under the Arthur J. Gallagher & Co. 2011 Long-Term Incentive Plan (the “Plan”). The total number of shares registered consists of the following: (i) 5,500,000 shares reserved for future issuance under the Plan; (ii) 680,315 remaining shares available for issuance under the Arthur J. Gallagher 2009 Long-Term Incentive Plan (the “Prior Plan”) at the time the Plan was approved by stockholders; and (iii) 463,937 shares subject to outstanding equity awards under the Prior Plan, which the Registrant reasonably estimates may become available for future grant under the Plan as a result of the expiration, termination, cancellation, forfeiture or settlement in cash of such awards under the Prior Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 have been or will be delivered to participants in the Plan as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended.

Such documents are not being filed by us with the SEC but constitute (along with the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The SEC’s rules allow us to incorporate by reference information into this Registration Statement. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this Registration Statement from the date we file that document. Any reports filed by us with the SEC after the date of this Registration Statement and before the date that the offering of the securities by means of this Registration Statement is terminated will automatically update and, where applicable, supersede any information contained in this Registration Statement or incorporated by reference in this Registration Statement.

We incorporate by reference into this Registration Statement the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(1)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010;

(2)	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011;

(3)	Our Current Reports on Form 8-K dated February 4, 2011, February 8, 2011, February 11, 2011, March 2, 2011, May 11, 2011, May 17, 2011, May 18, 2011 and May 25, 2011;

(4)	The description of our Common Stock contained in the Registration Statement on Form S-1, filed with the SEC on March 29, 1999, and all amendments or reports filed for the purpose of updating such description; and

(5)	All documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

We will provide without charge to each person, including any beneficial owner, to whom this Registration Statement is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this Registration Statement, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can obtain those documents from our website at www.ajg.com or request them in writing or by telephone at the following address or telephone number: General Counsel, The Gallagher Centre, Arthur J. Gallagher & Co., Two Pierce Place, Itasca, Illinois 60143-3141; Telephone: (630) 773-3800.

Except for the information specifically incorporated into this Registration Statement by reference as set forth above, information contained on our website is not a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Our Senior Counsel – Corporate & Securities, Seth Diehl, has passed on the validity of the shares of our Common Stock to be issued under the Plan. Mr. Diehl beneficially owns shares of our Common Stock purchased under our employee stock purchase plan.

Item 6.	Indemnification of Directors and Officers.

Article VII of our Amended and Restated By-laws provides for the indemnification of each of our directors and officers to the fullest extent permitted by applicable law.

Section 145 of the Delaware General Corporation Law (the “DGCL”) permits a corporation to indemnify its directors and officers against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In a derivative action (i.e., one by or in the right of the corporation), indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made if such person is adjudged liable to the corporation, although the court in which the action or suit was brought may determine upon application that the defendant officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. Section 145 of the DGCL also authorizes a corporation incorporated in the State of Delaware to provide liability insurance for directors and officers for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the corporation.

Article VII of our Amended and Restated By-laws provides that we will indemnify any person in connection with any action, suit, or proceeding brought or threatened by reason of the fact that he or she is or was one of our directors or officers, or is or was serving at our request as a director, officer, employee or agent of another enterprise, against all costs actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Similar indemnity is permitted to be provided to such persons in connection with an action or suit by us or in our right, except no indemnification will be made if such person has been adjudged to be liable to us, unless the court in which the action or suit was brought determines that such person despite the adjudication of liability is fairly and reasonably entitled to indemnity for such expenses.

In addition, Article VII of our Amended and Restated By-laws also authorizes us to maintain and purchase insurance policies for our directors and officers against any liability asserted against such directors or officers for acting in such capacity. We maintain and pay premiums on a directors’ and officers’ liability insurance policy and have entered into indemnity agreements with substantially all of our directors and officers. The provisions of each indemnity agreement alter or clarify the statutory indemnity in the following respects: (1) indemnity will be explicitly provided for settlements in derivative actions; (2) prompt payment of litigation expenses will be provided in advance of indemnification; (3) prompt indemnification of advances of expenses will be provided unless a determination is made that the director or officer has not met the required standard; (4) the director or officer will be permitted to petition a court to determine whether his or her actions meet the standards required; (5) partial indemnification will be permitted in the event that the director or officer is not entitled to full indemnification; and (6) indemnification will be provided for all expenses actually and reasonably incurred while appearing as a witness in a matter such person is not a party to as a result of such person’s service to us.

The preceding summary is qualified in its entirety by our Amended and Restated By-laws and the above-described indemnity agreements.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See the Exhibit Index, which is incorporated herein by this reference.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Itasca, State of Illinois, on this 25th day of May, 2011.

ARTHUR J. GALLAGHER & CO.

By:	/s/ J. Patrick Gallagher, Jr.
J. Patrick Gallagher, Jr. Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

KNOWN ALL PERSONS BY THESE PRESENTS, that the individuals whose signatures appear below hereby constitute and appoint WALTER D. BAY and DOUGLAS K. HOWELL, and each of them severally, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him or her and in his or her name, place, and stead in any and all capacities to sign any and all amendments (including, without limitation, post-effective amendments and any other amendments filed pursuant to the rules promulgated under the Securities Act of 1933, as amended) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite, necessary and desirable to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-facts and agents or any of them, or of his substitute or substitutes, may lawfully do to cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

NAME	TITLE	DATE

/s/ J. Patrick Gallagher, Jr. J. Patrick Gallagher, Jr.	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)	May 25, 2011

/s/ Douglas K. Howell Douglas K. Howell	Vice President and Chief Financial Officer (Principal Financial Officer)	May 25, 2011

/s/ Richard C. Cary Richard C. Cary	Chief Accounting Officer (Principal Accounting Officer)	May 25, 2011

/s/ William L. Bax William L. Bax	Director	May 25, 2011

/s/ Frank E. English Jr. Frank E. English, Jr.	Director	May 25, 2011

/s/ Ilene S. Gordon Ilene S. Gordon	Director	May 25, 2011

/s/ Elbert O. Hand Elbert O. Hand	Director	May 25, 2011

/s/ David S. Johnson David S. Johnson	Director	May 25, 2011

/s/ Kay W. McCurdy Kay W. McCurdy	Director	May 25, 2011

/s/ Norman L. Rosenthal Norman L. Rosenthal	Director	May 25, 2011

/s/ James R. Wimmer James R. Wimmer	Director	May 25, 2011

EXHIBIT INDEX

TO

REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Exhibit

4.1	Amended and Restated Certificate of Incorporation of Arthur J. Gallagher & Co. (the “Company”) is hereby incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008 (SEC File No. 1-9761).

4.2	Amended and Restated By-Laws of the Company are hereby incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (SEC File No. 1-9761).

5.1*	Opinion of Seth Diehl, Esq., Senior Counsel – Corporate & Securities.

15.1*	Letter of Acknowledgement from Ernst & Young LLP concerning unaudited interim financial information.

23.1*	Consent of Seth Diehl, Esq., Senior Counsel – Corporate & Securities (included in Exhibit 5.1).

23.2*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

24.1*	Power of Attorney (included on page II-5 of the Registration Statement).

99.1*	Arthur J. Gallagher & Co. 2011 Long-Term Incentive Plan.

*	Filed herewith.